Exhibit 10.1

Execution Copy

TERMINATION AGREEMENT AND RELEASE

This Termination Agreement and Release (“Agreement”) is made and entered into this 23rd day of December, 2005 (the “Signing Date”) by and among Quachita Power, LLC, formerly known as Ouachita Power, LLC (“Quachita Power”), a Delaware limited liability company, and Dynegy Power Marketing, Inc. (“DYPM”), a Texas corporation. DYPM and Quachita Power are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

A. An Amended and Restated Dependable Capacity and Conversion Services Agreement (as amended, the “Capacity and Services Agreement”) was entered into between Quachita Power and DYPM as of June 1, 2000 pursuant to which DYPM agreed to purchase, and Quachita Power agreed to sell, certain quantities of electric energy and capacity from Quachita Power’s electric generating facility in Sterlington, Ouachita Parish, Louisiana.

B. The Parties remain bound by their obligations to each other under the terms and conditions of the Capacity and Services Agreement, but the Parties have been engaged in discussions regarding specific arrangements whereby the Capacity and Services Agreement would be terminated in consideration for the payment of certain sums by DYPM to Quachita Power.

C. As a consequence of those discussions, the Parties desire to, upon satisfaction of the conditions set forth herein: (i) terminate the Capacity and Services Agreement in accordance with and subject to the provisions set forth below; (ii) execute mutual releases in conjunction with the early termination of the Capacity and Services Agreement as set forth below; and (iii) provide for the payment of the Termination Amount (as defined below) in consideration for the termination of the Capacity and Services Agreement and the releases set forth below.

NOW, THEREFORE, in consideration of their mutual promises and other good and valuable consideration (the adequacy and receipt of which is hereby acknowledged), the Parties agree as follows:

1. DYPM shall pay to Quachita Power the aggregate amount of three hundred seventy million dollars ($370,000,000) (the “Termination Amount”), subject to adjustment pursuant to the provisions of Paragraph 2(b), on the Effective Date (as defined in Paragraph 2) by wire transfer to the following account:

ABA: 053000196

Account Number: 000687649253

Account Name: Ouachita Power Revenue

Reference: Dynegy Power Marketing

DYPM shall promptly provide to Quachita Power the Federal Reference Number for such wire. Once paid, the Termination Amount shall not be refundable for any reason.

2. (a) DYPM shall pay the Termination Amount to Quachita Power on or before the date (the “Effective Date”) which shall be the later of (i) December 31, 2005 and (ii) the date on which the following conditions shall be met to the reasonable satisfaction of Quachita Power (as acknowledged in writing by Quachita Power):

(i) all consents and other authorizations required to be obtained by Cogentrix Delaware Holdings, Inc. and Cogentrix Energy, Inc. under the Credit Agreement, dated as of April 14, 2005, among Cogentrix Delaware Holdings, Inc., as Borrower, Cogentrix Energy, Inc., BNP Paribas, as Issuer, Union Bank of California, N.A., as Collateral Agent, BNP Paribas, as Administrative Agent, and the Arrangers and Lenders named therein in connection with the transactions contemplated hereby shall have been obtained; and

(ii) to the extent that any outstanding amounts are owed under the Loan and Reimbursement Agreement, dated as of August 17, 2000 (as amended, the “Loan and Reimbursement Agreement”), among Quachita Power, as Borrower, the Lenders named therein, Bank of America, N.A., as Issuing Bank and Administrative Agent, and Banc of America Securities LLC, as Syndication Agent, and such Loan and Reimbursement Agreement remains in full force and effect, all consents and other authorizations required to be obtained by Quachita Power under such Loan and Reimbursement Agreement in connection with the transactions contemplated hereby shall have been obtained; and

(iii) all consents and other authorizations required to be obtained by Quachita Power or any affiliate from the Federal Energy Regulatory Commission, including, but not limited to, any Section 203 filings, in connection with the transactions contemplated hereby or any transactions related to this Agreement, including, but not limited to, the acquisition by Cogentrix Ouachita Holdings, Inc. of all of the membership interests in Quachita Power owned by MEP-I LLC (the “Acquisition Transaction”), shall have been obtained; and

(iv) all filings required to be made by Cogentrix Ouchita Holdings, Inc. and MEP-I LLC under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), in connection with the consummation of the Acquisition Transaction shall have been timely made with the proper governmental authority, and any waiting period required under HSR relating to such filings which is applicable to the consummation of the Acquisition Transaction shall have expired or been terminated.

(b) Each of the Parties shall use commercially reasonable efforts to satisfy the conditions set forth in this Paragraph 2, and to make and cause to be made any filings with respect to consents or approvals set forth in Paragraphs 2(a)(iii) and (iv), as soon as reasonably practicable. In the event that the conditions set forth in this Paragraph 2 are not satisfied by December 31, 2005, the Termination Payment shall be reduced pursuant to the following formula:

TP = $370,000,000.00 – (CP – [X × D])

Where:

TP =	Termination Payment;

CP =	Capacity Payments (as such term is defined in the Capacity and Services Agreement) that are paid or that have accrued and not been paid and are not past due by DYPM to Quachita Power with respect to periods after December 31, 2005 under the Capacity and Services Agreement (and excluding, for the avoidance of doubt, Capacity Payments with respect to November 2005 or December 2005);

X =	$60,000.00 from and including January 1, 2006, through and including February 28, 2006, and $40,000.00 from and after March 1, 2006; and

D =	The number of days between December 31, 2005 and the Effective Date.

Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if the conditions set forth in this Paragraph 2 are not satisfied by March 31, 2006 (“Termination Date”) for any reason (other than the bad faith or willful misconduct of a Party), this Agreement shall terminate and be of no further force and effect, and neither Party or any of their affiliates shall have any rights or obligations with respect to or arising out of this Agreement from and after the Termination Date.

(c) Each of the Parties shall continue to perform fully all of its obligations under the Capacity and Services Agreement for the period (“Performance Period”) between the Signing Date and the Effective Date, including, without limitation, with respect to DYPM, its payment obligations thereunder, including (i) obligations that have accrued and not been paid and are not past due and (ii) its obligation to pay the pro rata portion of any Capacity Payments applicable to the month in which the Capacity and Services Agreement is terminated hereunder, which shall be in addition to its obligation to pay the Termination Amount.

3. The Capacity and Services Agreement shall terminate immediately on the Effective Date in consideration for, and subject to, the payment of the Termination Amount on or prior to such date. Except as provided in this Agreement, none of the Parties shall have any further rights or obligations with respect to or arising out of the Capacity and Services Agreement after the Effective Date save and except for rights and obligations with respect to payment and indemnity arising under the Capacity and Services Agreement prior to the Effective Date, provided that in the event of offsetting monetary obligations, such obligations shall be set off against each other and the Party owing any net amount following such setoff shall pay such amount to the other Party.

4. As of the Effective Date, but subject to the payment of the Termination Amount and, in addition, any accrued but unpaid amounts owed by DYPM under the Capacity and Services Agreement arising during the Performance Period, Quachita Power and all of its present and former parent companies, affiliates, subsidiaries, and divisions, and its and their agents, assigns, attorneys, employees, representatives, officers, directors, predecessors and successors, and each and all of them (collectively, the “Quachita Releasors”), release, and shall be deemed to have forever released and discharged, DYPM and all of its present and former parent companies, affiliates, subsidiaries, and divisions, and its and their agents, assigns, attorneys, employees, representatives, officers, directors, predecessors and successors, and each and all of them (collectively, the “Dynegy Released Entities and Persons”), from any and all claims, demands and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, accrued or unaccrued, liquidated or unliquidated, fixed, contingent, direct, derivative or indirect, consequential, for lost profits or business or economic loss, or otherwise, whether at common law, equitable, or statutory, whether in court, arbitration or other forum, whether based on contract, tort, express or implied warranty, breach of a duty of good faith and fair dealing, tortious interference with prospective economic advantage, fraud, equitable estoppel, promissory estoppel, unjust enrichment, punitive damages or other cause of action or theory that the Quachita Releasors have, may have, or claim to have or hereafter may acquire against the Dynegy Released Entities and Persons, in each case arising by reason or in respect of any act, omission, cause, matter or thing whatsoever, whether known or unknown, in connection with the Capacity and Services Agreement, and whether arising prior to or after the Effective Date.

5. As of the Effective Date, but subject to the payment of the Termination Amount, DYPM and all of its present and former parent companies, affiliates, subsidiaries, and divisions, and its and their agents, assigns, attorneys, employees, representatives, officers, directors, predecessors and successors, and each and all of them (collectively, the “DYPM Releasors”), release, and shall be deemed to have forever released and discharged, Quachita Power and all of its present and former parent companies, affiliates, subsidiaries, and divisions, and its and their agents, assigns, attorneys, employees, representatives, officers, directors, predecessors and successors, and each and all of them (collectively, the “Quachita Power Released Entities and Persons”), from any and all claims, demands and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, accrued or unaccrued, liquidated or unliquidated, fixed, contingent, direct, derivative or indirect, consequential, for lost profits or business or economic loss, or otherwise, whether at common law, equitable, or statutory, whether in court, arbitration or other forum, whether based on contract, tort, express or implied warranty, breach of a duty of good faith and fair dealing, tortious interference with prospective economic advantage, fraud, equitable estoppel, promissory estoppel, unjust enrichment, punitive damages or other cause of action or theory that the DYPM Releasors have, may have, or claim to have or hereafter may acquire against the Quachita Power Released Entities and Persons, in each case arising by reason or in respect of any act, omission, cause, matter or thing whatsoever, whether known or unknown, in connection with the Capacity and Services Agreement, and whether arising prior to or after the Effective Date.

6. In furtherance of the foregoing, the Parties agree as follows:

(a) The Guaranty (the “Cogentrix Guaranty”) issued by Cogentrix Energy, Inc., dated October 1, 2002, in favor of DYPM, to secure certain payment obligations of Quachita Power up to the aggregate amount of five million dollars ($5,000,000) pursuant to Section 2.6(b) of the Capacity and Services Agreement shall: (i) include and guarantee Quachita Power, LLC’s obligations under this Agreement (subject, in all cases, to the $5,000,000 limitation of liability set forth in the Cogentrix Guaranty); and (ii) terminate irrevocably and no longer be of any force and effect immediately upon the Effective Date, and Cogentrix Energy, Inc. shall be released from all of its obligations under the Cogentrix Guaranty immediately upon such termination.

(b) The Guaranty (the “Dynegy Guaranty”) issued by Dynegy Holdings Inc., dated April 19, 2005, in favor of Quachita Power, to secure certain payment obligations of DYPM pursuant to Section 2.6(c) of the Capacity and Services Agreement, shall: (i) include and guarantee DYPM’s obligations under this Agreement; and (ii) terminate irrevocably and no longer be of any force and effect immediately upon the Effective Date, and Dynegy Holdings Inc. shall be released from all of its obligations under the Dynegy Guaranty immediately upon such termination; provided, however, that in the event that any unpaid Capacity Payments or Energy Payments (as each such term is defined in the Capacity and Services Agreement) are due and owing on the Effective Date, the Dynegy Guaranty shall remain in effect to secure the payment by DYPM of such Capacity Payments and Energy Payments up to the aggregate outstanding amount thereof (the “Remaining Guaranty Obligations”) until such Capacity Payments and Energy Payments shall be paid in full, at which time the Remaining Guaranty Obligations of Dynegy Holdings Inc. shall terminate irrevocably and no longer be of any force and effect.

7. Each of the Quachita Releasors and each of the DYPM Releasors hereby covenants, upon and following the Effective Date, not to sue or otherwise seek recovery of any amount, damage or injury in any litigation, arbitration or other forum for any claim released under this Agreement; provided that nothing herein shall limit or release any action or claim for enforcement of this Agreement. Each of the Quachita Power Released Entities and Persons, and each of the DYPM Released Entities and Persons may, in addition to any other rights or remedies it may have at law or in equity, plead this Agreement as a bar to any claim, or proceeding in respect of any claim, released under this Agreement.

8. Except to the extent otherwise provided in this Agreement, each of the Parties is responsible for its own respective costs, disbursements, and attorney’s fees incurred in connection with the negotiation and execution of this Agreement.

9. If it becomes necessary for any Party to proceed against the other Party for breach of any of the terms of this Agreement or to enforce the terms hereof, then the Party that is determined by any court of competent jurisdiction to have breached the terms hereof or failed to perform its obligations hereunder shall pay to the other Party, in addition to any other damages, all reasonable attorneys’ fees and costs incurred by the other Party in such proceeding; provided, however, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY LOSS OR DAMAGE THAT MAY BE SUFFERED BY THE OTHER PARTY, INCLUDING ANY LOST PROFITS, REVENUE, OR EARNINGS OR LOST OPPORTUNITY OR USE, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR OTHERWISE, AND EACH PARTY HEREBY RELEASES THE OTHER PARTY FROM LIABILITY THEREFROM. THIS PARAGRAPH 9 IS NOT INTENDED AND SHALL NOT BE CONSTRUED TO LIMIT A PARTY’S RIGHT TO RECOVER REASONABLE ATTORNEYS’ FEES, COURT COSTS, OR OTHER COSTS AND EXPENSES INCURRED BY SUCH PARTY AS SET FORTH IN THIS PARAGRAPH 9. NOTWITHSTANDING THE FOREGOING PROVISIONS OF THIS SECTION 9 OR ANYTHING IN THIS AGREEMENT TO THE CONTRARY, UNTIL THE EFFECTIVE DATE, IF ANY, THE CAPACITY AND SERVICES AGREEMENT AND THE PARTIES’ OBLIGATIONS THEREUNDER SHALL NOT BE AMENDED, MODIFIED OR TERMINATED IN WHOLE OR IN PART AS A RESULT OF ANY OF THE PROVISIONS OF THIS AGREEMENT.

10. Each Party agrees that, upon and following the Effective Date, this Agreement is intended to constitute a general release, and THIS AGREEMENT IS INTENDED TO EXTEND TO CLAIMS WHICH A PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THIS AGREEMENT, WHICH IF KNOWN BY IT

COULD HAVE MATERIALLY AFFECTED ITS SETTLEMENT WITH THE OTHER PARTY. EACH PARTY EXPRESSLY WAIVES ANY RIGHTS THAT PARTY MAY HAVE UNDER ANY APPLICABLE STATUTE OR COMMON LAW PRINCIPLE LIMITING ANY SUCH UNKNOWN CLAIM, OR OTHERWISE CONCERNING THIS RELEASE AND/OR THE CLAIMS RELEASED HEREUNDER.

11. In making this compromise settlement and release, the Parties are each relying upon their own respective judgment and knowledge as to all aspects of the Capacity and Services Agreement and upon the advice of their own respective attorneys. Neither of the Parties hereto shall be considered to be the drafter of this Agreement or any provision hereof for the purpose of any statute, case law or rule of interpretation or construction that would or might cause any provision to be construed in favor of or against any Party. In making this compromise settlement and release, the Parties acknowledge that they have not relied upon the representations or statements of the other Party other than those recitals, representations and warranties set out in this Agreement.

12. This Agreement supersedes any and all prior oral or written agreements entered into by and among the Parties concerning the termination of the Capacity and Services Agreement and the settlement and releases herein and comprises the entire and final agreement and understanding of the Parties. This Agreement may not be amended or modified orally and any proposed amendment or modification of this Agreement shall be effective only upon each Party’s signature of a written instrument that makes express reference to this Agreement and expressly states that it is an amendment hereof. Each of the Parties hereto represents that it has had the advice of counsel concerning the terms and conditions of this Agreement and in entering into it; and each Party expressly assumes the risk of any mistake of fact or law relating to this Agreement.

13. Upon and following the Effective Date, this Agreement reflects the compromise of the Parties’ respective rights under the Capacity and Services Agreement. This Agreement shall in no way be deemed or construed to constitute an admission of any liability, obligation or right by either of the Parties.

14. Upon and following the Effective Date, each Party agrees to execute and deliver, or cause to be executed and delivered, all instruments, certificates, and documents, and to take all such other actions, as the other Party may reasonably request in order to implement and effectuate the purpose and intent of this Agreement.

15. Each of the Parties covenants, warrants and represents, as of the Signing Date, that:

(a) It is duly organized, validly existing, and in good standing under the laws of its state of organization;

(b) It has full power and authority to enter into this Agreement and, subject to Paragraph 2, all necessary approvals and authorizations regarding same has been obtained;

(c) The person executing this Agreement is fully authorized to execute this Agreement on behalf of such Party;

(d) Subject to Paragraph 2(a), neither this Agreement, nor any obligation, duty or requirement hereunder, if performed as provided herein, violates or would cause a default of any agreement, contract, or indenture to which it is a party or by which it is bound, or any order of a court or other governmental entity asserting jurisdiction; and

(e) This Agreement represents the legal, valid and binding obligation of such Party, enforceable in accordance with its terms.

16. Each of the representations, warranties, agreements and covenants of the Parties contained in this Agreement shall survive the execution and delivery of this Agreement and the date hereof and shall be binding upon and enforceable by the successors and assigns of the Parties.

17. Nothing in this Agreement is intended to apply to or to operate as a cancellation or release of any obligations under any agreement or contract (other than, upon and following the Effective Date, the Capacity and Services Agreement, the Dynegy Guaranty and the Cogentrix Guaranty) between DYPM or any of its affiliates and Quachita Power and any of Quachita Power’s affiliates that is in effect as of the Signing Date or the Effective Date.

18. This Agreement shall be governed by and construed in accordance with the law of the State of New York, exclusive of conflicts of laws provisions that would direct the application of any other governing law.

19. This Agreement may be executed in separate counterparts, each of which will be deemed an original. This Agreement may be executed through facsimile or other electronic transmission of a Party’s signature to the other Party and any such signature shall be deemed to be an original for all purposes.

[The next page is the signature page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives to be effective as of the Signing Date.

Dynegy Power Marketing, Inc.

By:	/s/ LYNN A. LEDNICKY
Name:	Lynn A. Lednicky
Title:	Executive Vice President

Quachita Power, LLC

By:	/s/ JOHN W. O’CONNOR
Name:	John W. O’Connor
Title:	Vice President and Treasurer

[Next Page is Guaranty Acknowledgment Page]

The undersigned has executed this Agreement solely for the purpose of acknowledging that: (a) the Cogentrix Guaranty shall remain in full force and effect until termination of the Cogentrix Guaranty pursuant to Paragraph 6(a) of this Agreement; and (b) the Cogentrix Guaranty shall include and guarantee Quachita Power, LLC’s obligations under this Agreement (subject, in all cases, to the $5,000,000 limitation of liability set forth in the Cogentrix Guaranty):

Cogentrix Energy, Inc.

By:	/s/ JOHN W. O’CONNOR
Name:	John W. O’Connor
Title:	Senior Vice President and
Co-Chief Financial Officer

The undersigned has executed this Agreement solely for the purpose of acknowledging that: (a) the Dynegy Guaranty shall remain in full force and effect until termination of the Dynegy Guaranty pursuant to Paragraph 6(b) of this Agreement; and (b) the Dynegy Guaranty shall include and guarantee DYPM’s obligations under this Agreement:

Dynegy Holdings Inc.

By:	/s/ LYNN A. LEDNICKY
Name:	Lynn A. Lednicky
Title:	Executive Vice President